EXHIBIT 4

                               ESCROW AGREEMENT

                    THIS ESCROW AGREEMENT is made and entered into as of October 16, 1995 ("Escrow Agreement") by and among SHAMBAUGH, KAST, BECK & WILLIAMS, an Indiana partnership, (the "Escrow Agent"), PUBLIC TELEPHONE CORPORATION, an Indiana corporation, (the "Seller"), and PHONETEL TECHNOLOGIES, INC., an Ohio corporation ("PhoneTel"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

                    WHEREAS, PhoneTel, PhoneTel II, Inc. ("Sub"), an Ohio corporation and a wholly-owned subsidiary of PhoneTel, and the Seller are parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Seller will merge with and into a subsidiary of PhoneTel;

                    WHEREAS, pursuant to Section 1.3 of the Merger Agreement, the Seller and PhoneTel wish to deposit into escrow 175,000 shares of PhoneTel common stock (the "Escrow Amount") being delivered to the Escrow Agent upon the signing of the Merger Agreement;

                    WHEREAS, the Seller and PhoneTel wish to enter into this Escrow Agreement providing for the terms and conditions upon which the Escrow Amount will be held and released by the Escrow Agent, and the Escrow Agent wishes to act as escrow agent pursuant to the terms and conditions of this Escrow Agreement.

                    NOW, THEREFORE, in consideration of the
          premises and intending to be legally bound hereby, the parties hereto agree as follows:

                    SECTION 1.  Deposit into Escrow Account.  On
          the date of this Agreement, PhoneTel is depositing the 175,000 shares of PhoneTel common stock comprising the Escrow Amount into an escrow account established with the Escrow Agent and entitled "PhoneTel Escrow Account" (the "Escrow Account").

                    SECTION 2.  Purpose of Escrow.  The Escrow
          Amount shall be held by Escrow Agreement for the purpose of effecting any necessary adjustment in the number of shares of PhoneTel common stock to be distributed to the Seller's shareholders as consideration for the merger, as provided in Section 1.2 of the Merger Agreement. Each share of PhoneTel common stock comprising the Escrow Amount shall be valued at $1.00 for purposes of any adjustment to be made pursuant to such Section 1.2 of the Merger Agreement.

                    SECTION 3.  Reinvestment and Earnings.  The
          Escrow Agent is hereby authorized to receive, in its capacity as Escrow Agent and on behalf of the other parties hereto, all dividends, earnings, options, and splits to which the shares which comprise the Escrow Amount would be entitled.

                    SECTION 4.  Escrow and Escrow Delivery.  The
          Escrow Agent shall hold the Escrow Amount until such time or times as the Escrow Agent receives written instruction from the Shareholder Representative and PhoneTel to deliver all or any part of the Escrow Amount to the Shareholder Representative or to PhoneTel, as specified in the written instruction. Upon receipt of the foregoing instructions, the Escrow Agent shall deliver the Escrow Amount, or such portion thereof as specified in such instructions, accordingly. In accordance with
          Section 1.3 of the Merger Agreement, it is contemplated that 125,000 shares will be distributed ninety (90) days from the date hereof and the remaining 50,000 shares will be distributed one (1) year from the date hereof; provided, however, that if notice of a claim or dispute regarding distribution of the Escrow Amount has been given prior to such dates, delivery of such amounts shall be deferred until such time as all claims or disputes have been settled between the parties and Escrow Agent has been provided with written instructions from both parties. All deliveries to the Seller pursuant to the foregoing instructions shall be deemed to have occurred when such Shares are distributed by the Escrow Agent to the Shareholder Representative, as hereinafter defined, for distribution among the Shareholders of Seller in accordance with their respective interests. During the time that the Escrow Amount is held by the Escrow Agent and until such delivery by the Escrow Agent, the Seller and PhoneTel understand and agree that neither shall be entitled to the Escrow Amount and that the Escrow Amount shall not be subject to any lien, security interest or encumbrance of any kind placed thereon by either of them.

                    SECTION 5. Termination. This Escrow Agreement shall terminate upon the distribution of the entire
          Escrow Amount held by the Escrow Agent pursuant to this Agreement.

                    SECTION 6.  Shareholder Representative.  As
          used herein, the term "Shareholder Representative" shall refer to Thomas J. Martin. All actions required or permitted to be taken by the Seller hereunder shall be done and performed by the Shareholder Representative for and on behalf of the Seller and each holder, as of the date hereof, of the common stock, no par value, of Seller the (each, individually, a "Shareholder" and, together, the "Shareholders"). The Escrow Agent shall be entitled to rely, as being binding upon Seller and each of the Shareholders, upon any document or other writing executed by the Shareholder Representative, and the Escrow Agent shall not be liable to Seller or any Shareholder for any action taken or omitted to be taken by the Shareholder Representative in reliance thereon. The Seller hereby represents that each Shareholder has duly appointed the Shareholder Representative as its lawful attorney-in-fact, with powers to consummate all transactions contemplated hereby on each Shareholder's behalf.

                    SECTION 7.  Third Party Beneficiaries.  The
          provisions of this Agreement shall inure to the benefit of and shall be enforceable by each Shareholder and each shall be deemed to be a third party beneficiary hereunder.

                    SECTION 8.  Indemnification.  The Seller and
          PhoneTel agree to hold the Escrow Agent harmless and indemnify it from any loss or claim whatsoever arising in conjunction with the performance of the duties of the Escrow Agent, but only to the extent that the Escrow Agent has fully complied with the provisions of this Escrow Agreement. Said indemnification shall survive the termination of this Agreement.

                    SECTION 9.  Notices.  Any notices or other
          communications required or permitted hereunder shall be given in writing and shall be delivered by hand or air courier or sent by certified or registered mail, postage prepaid, addressed as follows:

                         If to PhoneTel, to:

                              PHONETEL TECHNOLOGIES, INC.
                              650 Statler Office
                              1127 Euclid Avenue
                              Cleveland, Ohio 44115
                              Attention:  President/CEO

                         Copy to:

                              Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                              New York, New York  10022
                              Attention:  N.J. Terris, Esq.

          or:

                         If to the Seller, to:

                              THOMAS J. MARTIN
                              6752 Covington Creek Trail
                              Fort Wayne, Indiana 46804

          or:
                         If to the Escrow Agent, to:

                              SHAMBAUGH, KAST, BECK & WILLIAMS
                              600 Standard Federal Plaza
                              P. O. Box 11648
                              Fort Wayne, IN 46859-1648
                              Attention:  Edward E. Beck

          or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of (i) the date delivered, if sent by hand, (ii) the following day, if sent by overnight courier or (iii) five days after the date of mailing, if sent by regular mail.

                    SECTION 10.  Entire Agreement.  This Escrow
          Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                    SECTION 11.  Amendments; Waiver.  This Escrow
          Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof waived, only by written instrument signed by the parties hereto or, in the case of a waiver, the party waiving compliance.

                    SECTION 12. Assignment. No assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of all the other parties hereto.

                    SECTION 13.  Counterparts.  This Escrow
          Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                    SECTION 14.  Governing Law.  This Agreement
          shall be construed in accordance with and governed by the internal laws of the State of Indiana.

                    SECTION 15. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the personal representatives, executors, administrators, successors and assigns of each of them.

                    IN WITNESS WHEREOF, the parties hereto have affixed their signatures to this Escrow Agreement upon the date first set forth above.

                                   PUBLIC TELEPHONE CORPORATION

                               By: ______________________________
                                   THOMAS J. MARTIN, President

                                   PHONETEL TECHNOLOGIES, INC.

                                   By: ________________________
                                   Name: ______________________
                                   Title: _____________________

                                   SHAMBAUGH, KAST, BECK & WILLIAMS

                                   By: ___________________________
                                        Edward E. Beck